Exhibit (j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Legg Mason Partners Variable Income Trust

We consent to the use of our reports dated February 19, 2015, with respect to the financial statements of Western Asset Variable Global High Yield Bond Portfolio and Western Asset Core Plus VIT Portfolio (formerly Western Asset Variable High Income Portfolio), each a series of Legg Mason Partners Variable Income Trust, as of December 31, 2014, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information of Legg Mason Partners Variable Income Trust.

New York, New York

April 15, 2015